NxStage Reports Record Fourth Quarter and Full-Year 2014 Revenue
Highlights:

•	Full-Year Total Revenue Increases to $301.5 million, up 14% from 2013

•	Full-Year Home Revenue Increases to $157.8 million, up 19% from 2013

•	Q4'14 Total Revenue Increases to $79.9 million, up 15% from Q4'13

•	Q4’14 Home Revenue Increases to $42.5 million, up 21% from Q4’13

•	Company Targets 15% Annual Revenue Growth in Home for 2015

LAWRENCE, Mass., February 26, 2015 -- NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported record revenue for the fourth quarter and fiscal year ended December 31, 2014, topping its recent guidance.
Total revenue for the full-year 2014 increased 14 percent to $301.5 million, compared with revenue of $263.4 million for the full-year 2013. Total revenue for the fourth quarter of 2014 increased 15 percent to a record $79.9 million, compared with revenue of $69.5 million for the fourth quarter of 2013. The increases in both periods were driven by outperformance in the System One segment which consists of Home and Critical Care.
Home revenue increased 19 percent to $157.8 million for the full-year 2014, compared with revenue of $132.9 million for the full-year 2013, exceeding the Company's target for 15% annual growth. Home revenue increased 21 percent to $42.5 million in the fourth quarter of 2014, compared with revenue of $35.1 million in the fourth quarter of 2013, exceeding the top end of its recent guidance. The growth in both periods was primarily driven by increased adoption of the NxStage® System One™, the first and only portable hemodialysis system cleared specifically by the U.S. Food & Drug Administration (FDA) for home hemodialysis and home nocturnal hemodialysis.
Critical Care revenue increased 27 percent to $55.6 million for the full-year 2014, compared with revenue of $43.8 million for the full-year 2013. Revenue in Critical Care increased 31 percent to $15.2 million in the fourth quarter of 2014, compared with revenue of $11.6 million in the fourth quarter of 2013.
Consistent with the Company's guidance, In-Center segment revenue was $78.9 million for the full-year 2014, compared with revenue of $81.9 million for the full-year 2013. Fourth quarter 2014 revenue was $19.5 million, compared with $20.6 million in the fourth quarter of 2013.
Net loss attributable to NxStage Medical, Inc.'s stockholders was $23.9 million for the full-year 2014, compared with a net loss of $18.6 million for the full-year 2013. Net loss attributable to NxStage Medical, Inc.'s stockholders was $4.9 million for the fourth quarter of 2014, compared with a net loss of $5.2 million for the fourth quarter of 2013. NxStage Medical, Inc.'s net loss for both the full-year and fourth quarter of 2014 was better than its guidance and included $14.6 million and $4.5 million, respectively, in anticipated losses from operations from the Company's Services segment, NxStage Kidney Care, less noncontrolling interest.
"Our strong fourth quarter results capped a year of solid growth and execution for NxStage. We delivered on our key goals for 2014, exceeding our target of 15% annual growth in the Home, advancing our growth strategy and extending our market leadership with yet another first-ever indication, home nocturnal hemodialysis," stated Jeffrey H. Burbank, Founder and Chief Executive Officer of NxStage.
Burbank continued, "We remain confident that we can continue this momentum, while investing in our future game-changing technologies. Our priorities for 2015 remain the same: 15% annual growth in the Home, strong top-line growth, and progress toward sustainable operating profitability. As we look beyond 2015, we believe we are well positioned to capitalize on the tremendous market opportunity with the System One. With an innovative pipeline that includes, among others, our peritoneal dialysis system and our next generation hemodialysis system, we intend to extend our reach to a much larger patient base across the broader chronic and critical care dialysis markets. We look forward to bringing these revolutionary innovations to the market to improve the standard of renal care for patients and deliver higher value to our shareholders."

Guidance:
The Company is forecasting revenue to be between $324.0 million and $328.0 million for the full fiscal year 2015, and between $77.5 million and $78.5 million for the first quarter of 2015. The Company also expects a net loss in the range of $20.0 million to $24.0 million for the full fiscal year 2015, and a net loss in the range of $6.5 million to $7.5 million for the first quarter of 2015. The majority of the Company's projected net loss in both periods is expected to be related to the Company's investment in NxStage Kidney Care.
"We remain committed to maintaining strong financial discipline. We are targeting roughly 50% reduction in cash usage in 2015 compared with 2014. More importantly, excluding our investment in NxStage Kidney Care, we expect to transition to quarterly positive operating income during 2015. This coupled with a strong liquidity position including over $50 million in cash at the end of last year, allows us to execute on our plans utilizing our current balance sheet," stated Matthew W. Towse, Chief Financial Officer.

Conference Call:

NxStage will also host a conference call today, Thursday, February 26, 2015, at 9:00 a.m. Eastern Time to discuss its fourth quarter and full-year financial results.  To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international).  The call will also be webcast LIVE and can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.
A replay of the conference call will be available two hours after the completion of the call through March 6, 2015.  To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 65800439. An online archive of the conference call can be accessed via the investor relations section of the Company's website at http://ir.nxstage.com.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company's website at www.nxstage.com.
About the NxStage System One
The NxStage System One is the first and only portable hemodialysis machine cleared specifically by the U.S. Food & Drug Administration (FDA) for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage Pureflow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and dialysis centers. Its safety and efficacy have been demonstrated by experience with more than 10 million treatments with thousands of patients around the world. www.nxstage.com.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, anticipated operating results, including revenues, loss, gross margin, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to NxStage Kidney Care, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.
In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues	$79,911	$69,450	$301,501	$263,429
Cost of revenues	49,059	41,562	185,598	160,926
Gross profit	30,852	27,888	115,903	102,503
Operating expenses:
Selling and marketing	14,705	13,056	55,385	47,842
Research and development	5,611	4,963	22,635	18,887
Distribution	6,539	5,975	26,001	21,246
General and administrative	8,470	8,472	34,069	32,326
Total operating expenses	35,325	32,466	138,090	120,301
Loss from operations	(4,473)	(4,578)	(22,187)	(17,798)
Other expense:
Interest expense	(215)	(149)	(863)	(611)
Other expense, net	(6)	(69)	(10)	(397)
	(221)	(218)	(873)	(1,008)
Net loss before income taxes	(4,694)	(4,796)	(23,060)	(18,806)
Provision for (benefit from) income taxes	280	380	1,253	(245)
Net loss	(4,974)	(5,176)	(24,313)	(18,561)
Less: Net loss attributable to noncontrolling interests	(122)	—	(367)	—
Net loss attributable to stockholders of NxStage Medical, Inc.	$(4,852)	$(5,176)	$(23,946)	$(18,561)
Net loss per share, basic and diluted	$(0.08)	$(0.08)	$(0.39)	$(0.31)
Weighted-average shares outstanding, basic and diluted	62,271	60,940	61,700	60,261
Other comprehensive (loss) income	(1,609)	44	(2,404)	(258)
Total comprehensive loss	(6,583)	(5,132)	(26,717)	(18,819)
Less: Comprehensive loss attributable to noncontrolling interests	(122)	—	(367)	—
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(6,461)	$(5,132)	$(26,350)	$(18,819)

NxStage Medical, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$52,884	$84,134
Accounts receivable, net	24,099	20,158
Inventory	45,401	37,801
Prepaid expenses and other current assets	6,767	4,027
Total current assets	129,151	146,120
Property and equipment, net	66,574	52,478
Field equipment, net	21,118	13,041
Deferred cost of revenues	34,039	34,730
Intangible assets, net	14,370	17,194
Goodwill	41,817	41,817
Other assets	2,657	1,582
Total assets	$309,726	$306,962
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,845	$14,610
Accrued expenses	24,653	21,025
Current portion of long-term debt	93	102
Other current liabilities	6,165	1,870
Total current liabilities	44,756	37,607
Deferred revenues	52,943	53,277
Long-term debt	848	1,044
Other long-term liabilities	19,624	20,273
Total liabilities	118,171	112,201
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014 and 2013	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 63,429,005 and 61,666,048 shares issued as of December 31, 2014 and 2013, respectively	63	61
Additional paid-in capital	593,073	567,468
Accumulated deficit	(387,488)	(363,542)
Accumulated other comprehensive (loss) income	(2,192)	212
Treasury stock, at cost: 772,273 and 575,895 shares as of December 31, 2014 and 2013, respectively	(12,989)	(9,963)
Total NxStage Medical, Inc. stockholders’ equity	190,467	194,236
Noncontrolling interest	1,088	525
Total stockholders’ equity	191,555	194,761
Total liabilities and stockholders’ equity	$309,726	$306,962

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(24,313)	$(18,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,697	24,848
Stock-based compensation	12,881	8,638
Other	1,877	2,628
Changes in operating assets and liabilities:
Accounts receivable	(4,188)	(1,095)
Inventory	(35,063)	(20,076)
Prepaid expenses and other assets	(2,214)	(484)
Accounts payable	(212)	(2,233)
Accrued expenses and other liabilities	4,235	1,081
Deferred revenues	(973)	(4,887)
Net cash used in operating activities	$(20,273)	$(10,141)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
System One segment
Home	$42,475	$35,148	$157,822	$132,944
Critical Care	15,224	11,605	55,609	43,812
Total System One segment	57,699	46,753	213,431	176,756
In-Center segment	19,525	20,645	78,885	81,852
Other	2,367	1,700	8,282	4,469
Products subtotal	79,591	69,098	300,598	263,077
Services segment	694	352	1,749	352
Elimination of intersegment revenues	(374)	—	(846)	—
Total	$79,911	$69,450	$301,501	$263,429